                                                                      EXHIBIT 11


                            THE LUBRIZOL CORPORATION

                       Computation of Per Share Earnings

                              First Quarter, 1995



The computation of primary earnings per share and fully diluted earnings per share is as follows:

                 (In Thousands of Shares Except Per Share Data)


                                                      Three Months Ended
                                                           March 31,
                                                      -------------------
                                                       1995        1994
                                                      ------      -------
Average shares outstanding for computation
  of primary earnings per share                        64,722      66,506

Add adjustment to treat shares for options
  exercised as if such shares were outstanding
  during the entire period                                 49          72

Add equivalent shares for unexercised options
  at end of period*                                       432         586
                                                      -------     -------

Average shares outstanding for computation of
  fully diluted earnings per share                     65,203      67,164
                                                      =======     =======


Primary earnings per share                            $   .76     $   .65
                                                      =======     =======

Fully diluted earnings per share                      $   .75     $   .64
                                                      =======     =======


*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.